Exhibit 10.2

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.

5 Pen Plaza (4th Floor)

New York, NY 10001

March 24, 2015

Farallon Capital Management, L.L.C.

One Maritime Plaza, Suite 2100

San Francisco, CA 94111

Dear Andrew;

As we have discussed, Town Sports International Holdings, Inc. (the “Company”) is currently evaluating strategic alternatives for the future of the Company, which may include a possible sale of the Company (such evaluation, the “Strategic Review”). In connection with the Strategic Review, the Company is restructuring its board of directors (the “Board”) to more closely reflect its current stockholder base, and Farallon Capital Management, L.L.C. (“Farallon”) has agreed, at the Company’s invitation, to assist the Company by identifying and nominating qualified individuals to serve on the Board, and the Company has agreed to cause the Board to appoint such nominees, all on the following terms and conditions set forth in this letter agreement (this “Letter Agreement”):

I. Board Nominations

A. Nominations and Appointments. Concurrently with the execution of this Letter Agreement, each of John H. Flood III and Kevin McCall (the “Resigning Directors”) shall resign from the Board, effective immediately, and immediately upon such resignations the Board shall appoint Farallon’s nominees Jason M. Fish (“Mr. Fish”) and Martin J. Annese (“Mr. Annese”) (the “Nominees”) to fill the resulting vacancies as independent directors, with each Nominee having the same term as that of the Resigning Directors (it being acknowledged that such terms expire as of the date of the Company’s 2015 annual meeting of stockholders (the “2015 Annual Meeting”)).

B. 2015 Company Slate.

1. Farallon shall also have the right to include, and the Company will include, each of the Nominees (or, if applicable, his Replacement (as defined below)) in the Company’s slate of director nominees recommended by the Board in the Company’s proxy statement and on its proxy card for election at the 2015 Annual Meeting (the “2015 Company Slate”). The Board will publicly recommend and solicit proxies for the election of the Nominees (or their Replacements, as the case may be) at the 2015 Annual Meeting in a manner no less rigorous and favorable, and devoting no less resources, as it does for all the other members of the 2015 Company Slate, which manner will be no less rigorous and favorable and which resources shall be no less than in connection with past years’ annual meetings of stockholders.

2. Farallon agrees to cause all shares of Common Stock beneficially owned by Farallon and the funds and accounts managed by Farallon as of the record date for the 2015 Annual Meeting to be present for quorum purposes and to be voted in favor of the 2015 Company Slate at the 2015 Annual Meeting.

C. Replacement Nominees or Directors.

1. In the event that a Nominee (or his Replacement, as applicable) (i) resigns from the Board prior to the Termination Date (as defined below), or (ii) is unable or unwilling for any reason to be included as a nominee for election on the 2015 Company Slate, then Farallon may select and submit to the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) a qualified candidate, who qualifies as “independent” under the applicable rules of the NASDAQ Stock Market, the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (“SEC”) and is reasonably acceptable to the Nominating Committee as a replacement nominee or director, who shall serve as director or as the nominee for election on the 2015 Company Slate, as applicable, in lieu of such Nominee (or his Replacement) who is unable or unwilling to so serve (any such candidate so selected and submitted by Farallon, a “Replacement”).

2. Within 15 days of receiving Farallon’s submission of the proposed Replacement, the Nominating Committee will make and inform Farallon of its determination whether or not to appoint such proposed Replacement to the Board (with such approval of the Nominating Committee not to be unreasonably withheld). If the proposed Replacement is rejected by the Nominating Committee, then Farallon may submit additional candidates satisfying the above “independence” qualifications until a mutually acceptable Replacement is accepted by the Nominating Committee.

3. The Board will designate the Replacement as a nominee for election as a director or appoint the Replacement as a director, as applicable, promptly after he/she has been agreed upon pursuant to the foregoing procedures but, in any event, no later than five business days after such Replacement has been agreed upon pursuant to this paragraph. Any such person who becomes a Replacement pursuant to the foregoing shall be deemed to be a “Nominee” for all purposes under this Letter Agreement.

D. Resignations. Each Nominee shall be entitled to resign from the Board at any time in his or her discretion.

II. Materials and Procedures

Farallon and the Nominees each agree to provide to the Company all information required to be or customarily disclosed for directors, candidates for directors, and their affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations with respect to the Nominees, and such other information as reasonably requested by the Company.

III. Committees and Other Matters Relating to Board Membership

A. Committee Membership. Promptly following the Nominees’ appointment to the Board hereunder, the Board will appoint Mr. Fish to each of the Compensation Committee, Audit Committee, Executive Committee and Nominating Committee. The Board will, if such Nominee so wishes, cause at least one Nominee to be appointed to any committee of the Board formed after the date of this Letter Agreement but prior to the Termination Date, and will not, prior to the Termination Date, cause any of the Nominees to be removed or disqualified from (i) the Board or (ii) any committee of the Board to which such individual was appointed pursuant to the terms of this Letter Agreement, except to the extent the rules of the NASDAQ Stock Market or applicable provisions of the Exchange Act, or the rules and regulations of the SEC promulgated thereunder, would not allow for continued service on such committee. In the event any Nominee ceases to serve on the Board or any committee or subcommittee, then Farallon will be entitled to select the Nominee or Replacement who will take the place of the departing director, provided such Nominee or Replacement will be qualified under any rules of the NASDAQ Stock Market or applicable provisions of the Exchange Act, or the rules and regulations of the SEC promulgated thereunder governing such service.

B. Indemnification and Other Rights. The Board will ensure that the Nominees will receive the same benefits of directors’ and officers’ insurance and any indemnity and exculpation arrangements available generally to the other Board members (including a director indemnification agreement acceptable to Farallon and the Nominees, whether or not comparable agreements are provided to other directors, to be entered into as promptly as practicable after the date hereof) and the same compensation for service as a director as the compensation received by the other Board members. The Board will ensure that the Nominees receive the same written Company- and Board-related information as that provided to the other directors in connection with any meeting of the Board, at the same time such information is provided to the other directors.

C. Board Policies. The Nominees will comply with the same Board policies and procedures as those generally applicable to the other Board members that (i) have been adopted as of the date hereof or (ii) are adopted after the date hereof and with which the Nominees are capable of complying as of the date of their adoption (collectively, the “Policies”); provided, that, to the maximum extent permitted by applicable law, Mr. Fish shall be entitled to provide certain information to Farallon and its affiliates and representatives as provided in the Confidentiality Agreement to be entered into among the Company, Farallon and Mr. Fish (the “Confidentiality Agreement”), the agreed form of which is attached hereto as Exhibit A, and such disclosure shall not be deemed to violate any of the Policies.

D. Confidentiality. The Company, Farallon and Mr. Fish agree to execute and deliver the Confidentiality Agreement simultaneously with Farallon’s execution and delivery of this Letter Agreement. Farallon agrees that the Nominees or their Replacements (other than Mr. Fish), will not disclose any Company Material (as defined in the Confidentiality Agreement) to Farallon, without prior written notice to the Company and such Nominee or Replacement entering into a confidentiality agreement with Farallon and the Company in the form attached as Exhibit A.

IV. Termination.

This Letter Agreement shall automatically terminate thirty (30) days prior to the 2016 annual meeting of shareholders of the Company (the “2016 Annual Meeting”), including any adjournment or postponement thereof, such date being the “Termination Date.”

V. Company Representations.

The Company hereby represents and warrants that:

(i)	The Board has received from each of Messrs. Fish and Annese a completed D&O questionnaire and any related materials or information that the Company or the Board has requested from either such individual or Farallon. The Board has concluded that Mr. Fish is “independent” for the purposes set forth above.

(ii)	The Company has provided each of Messrs. Fish and Annese and Farallon with copies of the Policies that are in effect as of the date hereof, as well as a copy of the Company’s D&O insurance policy(ies) as in effect as of the date hereof.

(iii)	This Letter Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery by the Company of this Letter Agreement and the performance by the Company of its obligations hereunder (i) do not require the approval of the Company’s stockholders and (ii) do not and will not violate, conflict with or constitute a default under (A) any agreement or instrument to which the Company or its properties are subject, (B) any law, rule or regulation (including stock exchange rules) to which the Company or its properties are subject, (C) the organizational documents of the Company, (D) any judicial or regulatory order or decree of any governmental authority or (E) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver this Letter Agreement and perform its obligations hereunder.

(iv)	The Board, by duly adopted resolution (a copy of which has been provided by the Company to Farallon), has adopted and made effective a resolution ordering the immediate redemption of all outstanding Rights granted pursuant to the Rights Agreement, dated as of December 31, 2014, between the Company and Computershare Inc. (the “Rights Agreement”) in accordance with Section 23 of the Rights Agreement and all such Rights have been effectively redeemed as of the date of this Letter Agreement.

VI. Miscellaneous

A. This Letter Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regards to principles of conflicts of law. All actions and proceedings arising out of or relating to this Letter Agreement shall be heard and determined exclusively in any Delaware State or federal court sitting in the County of New Hanover, of the City of Wilmington.

B. This Letter Agreement contains the entire agreement between the Company and Farallon concerning the subject matter hereof (except as expressed in the Confidentiality Agreement) and supersedes all prior agreements and understandings, both written and oral, between parties regarding the subject matter hereof.

C. This Letter Agreement may be amended only by an agreement in writing executed by both the Company and Farallon. If at any time subsequent to the date hereof, any provision of this Letter Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Letter Agreement.

D. This Letter Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or electronic mail transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

E. The Company will provide Farallon an opportunity to review and comment on any press release or other public disclosure the Company plans to make with respect to the appointment of the Nominees (and, if applicable, any Replacement) to the Board or any other matter relating to this Letter Agreement, and shall consider in good faith such comments as Farallon reasonably may provide to the Company and, to the extent permitted by applicable law or regulation, shall not use Farallon’s name in such press release or other public disclosure the Company plans to make with respect to the appointment of the Nominees (and, if applicable, any Replacement) to the Board or any other matter relating to this Letter Agreement without Farallon’s consent (such consent not to be unreasonably withheld, conditioned or delayed).

On behalf of the Company, I thank you for your consideration of our proposal and look forward to working with you.

Very truly yours,

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.

By:	/s/ David M. Kastin
Name:	David M. Kastin
Title:	Senior Vice President – General Counsel

Agreed to and accepted as of the date hereof:

FARALLON CAPITAL MANAGEMENT, L.L.C.

By:	/s/ John R. Warren
	Name:	John R. Warren
	Title:	Managing Member

/s/ Jason M. Fish
Jason M. Fish

/s/ Martin J. Annese
Martin J. Annese